EXHIBIT 10.9

FIRST AMENDMENT

TO THE

DOMINO’S PIZZA®

DEFERRED COMPENSATION PLAN

Pursuant to Section 8.1 of the DOMINO’S PIZZA® DEFERRED COMPENSATION PLAN (the “Plan”) and in accordance with authority granted by the Board of Directors, DOMINO’S PIZZA LLC hereby adopts this First Amendment to the Plan.

1.	The fourth paragraph of section 3.1 of the Plan is hereby amended and shall read as follows:

“Each Participant also may elect to execute a salary reduction agreement with the Employer to reduce his/her Team Achievement Dividend Bonus, Strategic Leader Bonus and/or Dividend Equivalent Right Bonus (collectively, “Bonus”) by a specified percentage determined by the Administrator, not to exceed eighty percent (80%) of his/her Bonus in whole number multiples of one percent (1%). Such agreement(s) shall be made no later than and shall become effective on June 30 of the Plan Year to which the Bonus relates. In the case of a Participant who makes an initial deferral election after the first day of a Plan Year, the election will be deemed to apply to the Bonus as provided in Prop. Treas. Reg. section 1.409A-2(a)(6).”

2.	Section 3.2 of the Plan is hereby amended and shall read as follows:

“3.2 Employer Contributions. From time to time the Employer may make Employer Contributions to the Plan for a Plan Year in an amount determined in the sole discretion of the Employer by written action of its Board of Directors. Employer Contributions shall be distributed to the Participant in the form and at the time elected by the Participant in accordance with Article 7 for Deferral Contributions.

3.3 Time of Making Contributions. The Employer will from time to time make a transfer of assets to the Trustee for each Plan Year, no less frequently than monthly. The transfer of assets to the account maintained on behalf of the Participant shall be in an amount corresponding to the cumulative amount of the (i) Participants’ Deferral Contributions and (ii)Employer Contributions. The Employer shall provide the Trustee with information on the amount to be credited to each Participant’s account.”

3.	Current Sections 6.4, 6.5 and 6.6 shall be renumbered respectively as Sections 6.5, 6.6 and 6.7.

4.	A new Section 6.4 is hereby added to the Plan and shall read as follows”

“6.4 Payments at a Specified Time. A Participant may elect to have all or a portion of his/her Account distributed or commence to be distributed at a specified time or pursuant to a fixed schedule designated by the Participant in accordance with Article 7; provided, however, that should an event described in Section 6.1, 6.2 or 6.3 occur before the date of the specified event, distribution pursuant to the applicable Section 6.1, 6.2 or 6.3 shall control. Amounts are payable at a specified time or pursuant to a fixed schedule if objectively determinable amounts are payable at a date or dates that are objectively determinable at the time the amount is deferred.”

5.	Section 6.6 of the Plan is hereby amended and shall read as follows:

“6.6. Distributions Due to an Unforeseen Emergency. A Participant shall not be permitted to withdraw his or her Account (and earnings thereon) prior to retirement or termination of employment, except a Participant may apply to the Administrator to withdraw some or all of his or her Account as soon as administratively feasible in a lump sum payment if such withdrawal is made on account of a financial hardship resulting from an unforeseen emergency in accordance with procedures set forth by the Administrator. The term “unforeseeable emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The amounts distributed with respect to an emergency shall not exceed amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).”

6.	Sections 7.1 and 7.2 of the Plan are hereby amended and shall read as follows:

“7.1. Distribution of Benefits to Participants and Beneficiaries. Distributions under the Plan to a Participant or to the Beneficiary of the Participant shall be made in cash, in a lump sum payment within sixty (60) days of the event described above, or, if elected by the Participant, in the form of distribution noted below, upon the Participant’s retirement, death, termination of employment or at a specified time elected by the Participant:

(i) Annual or quarterly installments commencing on the first day of the next calendar year following the event described above, payable over a period of not less than one (1) year or more than ten (10) years;

(ii) A lump sum payment within sixty (60) days of such event; or

(iii) A lump sum payment within sixty (60) days of the beginning of the calendar year following the occurrence of such event.

Any election(s) regarding the form or timing of the Participant’s distribution shall be made at the same time and in the same manner as described in Section 3.1. If the Participant fails to make such an election for any Plan Year, the Participant shall be deemed to have made the same election for the current Plan Year that he or she had made for the prior Plan Year. If no previous election has been made by the Participant, the Participant shall be deemed to elect a cash lump sum payment to be made within sixty (60) days of the applicable distribution event described in Article 6.

A Participant may file a request to change his/her election with respect to the timing of commencement of benefits, payment method and/or payment period for deferrals relating to any succeeding Plan Year in the same manner as described in Section 3.1 with respect to salary deferral agreements. Such new election must be made prior to the commencement of the Plan Year to which it relates.

For installment payments described in subparagraph (i) above, the Employer (or Trustee, if applicable) shall determine the funds remaining credited to the Participant for each installment payment due, and shall distribute that fraction of the sums remaining credited to the Participant determined by dividing the number of installments which remain payable into one (1) (e.g., for installment one, the Employer or Trustee shall distribute 1/10th of the amounts credited to the Participant, for the second installment, the Employer shall distribute 1/9th of the amounts credited to the Participant, and so on).

Notwithstanding the Participant’s election pursuant to this Plan, any Participant who is involuntarily terminated by the Employer shall be paid his or her entire Account balance in a lump sum within sixty (60) days of the Participant’s last date of service for the Employer. Furthermore, a distribution (or commencement of annual distributions) to a Specified Employee shall be delayed at least six (6) months following the Specified Employee’s termination of employment (or death, if earlier). “Specified Employee” means Employees who (i) own at least 5 percent (5%) of the stock of the Employer; (ii) own at least one percent (1%) of the stock of the Employer and have compensation from the Employer in excess of $150,000 a year (not indexed); or (iii) are officers of the Employer with compensation in excess of $130,000 a year (indexed in $5,000 increments), but not to exceed fifty (50) Employees (or if lesser, the greater of three (3) Employees or ten percent (10%) of the Employer’s Employees.

If the Participant does not elect a time or method of distribution to his or her Beneficiary, his or her entire Account balance shall be paid in a lump sum to the Beneficiary within sixty (60) days of the Participant’s date of death.

7.2. Change in Time or Method of Distribution. The Participant’s election with respect to the time and manner of distribution may be modified and/or delayed by the Participant according to the following rules:

(a) The subsequent election shall take effect at least twelve (12) months after the date on which the subsequent election is made;

(b) Except in the case of the Participant’s death, the payment with respect to which the election is made must be deferred for a period of at least five (5) years from the date the payment otherwise would have been made; and

(c) In the case of a distribution made on account of a specified time under Section 6.4, such election may not be made less than twelve (12) months prior to the date of the first scheduled payment.”

7.	This First Amendment to the Plan shall be effective as of January 1, 2007.

IN WITNESS WHEREOF, DOMINO’S PIZZA LLC has caused this First Amendment to be executed on December     , 2006.

Witness:			DOMINO’S PIZZA LLC

/s/ Adam J. Gacek		By	/s/ L. David Mounts
Name:	Adam J. Gacek	Name:	L. David Mounts
Title:	Lead Specialist – Corporate Council	Title:	Vice President and Chief Financial Officer